EXHIBIT 4.2

AMENDMENT TO SECURED CONVERTIBLE PROMISSORY NOTE

This Amendment (this “Amendment”) to the Secured Convertible Promissory Note dated June 9, 2025 (the “Note”) is made and entered into as of August 6, 2025, by and between Cosmos Health Inc., a Nevada corporation (the “Company” or “Maker”), and M2B Funding Corp., a Florida corporation (the “Holder”).

RECITALS:

WHEREAS, the Holder is the owner of that certain Note in the original principal amount of $1,304,347.83, issued by the Company;

WHEREAS, the Company has failed to make its first interest payment under the Note, constituting an Event of Default pursuant to Section 2.1(a) of the Note;

WHEREAS, the Company has requested the Holder to subordinate its secured position to ATW Digital Asset Opportunities VII LLC (“ATW”) in connection with an anticipated financing transaction;

WHEREAS, the Company has offered to cure the default and incentivize the subordination by issuing the Holder 500,000 shares of common stock, to be registered with the Holder’s existing 326,087 restricted shares (for a total of 826,087 shares) within the same registration statement filing for ATW;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein, and such other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1. Cure of Default and Subordination

1.1 Cure of Interest Default and Subordination. As a condition for curing the Company’s failure to pay the initial interest payment due July 9th, 2025, under the Note and as a condition for the subordination under Section 2 hereunder, the Company shall issue to Holder 500,000 common shares of Cosmos Health Inc., which shall be immediately registered alongside the Holder’s existing 326,087 restricted common shares. Further, the interest payment due July 9th 2025 ($19,565.22), together with the interest payment due August 9th, 2025 will be made on or before August 8, 2025.

1.2 Effect of Cure. Upon receipt of interest payments and the issuance and registration of the shares pursuant to Section 1.1, the existing Event of Default for failure to pay interest shall be deemed cured, provided that no other Events of Default exist.

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2. Subordination Terms

2.1 The Holder agrees to subordinate its lien position to ATW Digital Asset Opportunities

VII LLC, pursuant to the Intercreditor and Subordination Agreement to be executed contemporaneously with this Amendment (the “Subordination Agreement”), provided that the shares referenced in Section 1.1 are issued and registered in full.

3. Mandatory Repayment Provision

3.1 It is expressly understood that no less than 30% of each At The Market (“ATM”) transaction with AGP drawdowns by Cosmos will go to M2B Funding Corp to prepay the balance of this note. Payments will be made within 1 business day of receipt by Cosmos.

4. Nasdaq Compliance

4.1 A new Event of Default shall be deemed to occur if:

•	The Company fails to maintain compliance with any Nasdaq listing standards, or
•	The Company’s Common Stock ceases to be listed on Nasdaq for any reason.

Upon any such occurrence, the Note shall immediately be in default.

5. Interest Default Late Fees

5.1 Per Section 1.2(d) of the Note but still subject to Section 5.13, the Holder affirms that upon any failure by the Company to make a required interest payment when due:

•	Interest shall accrue at the Default Rate of 24% per annum, and
•	A $500 per day Default Penalty shall accrue until such interest payment is made in full;

provided, however, a failure by the Company to make a required payment when due under the Note as a result of such payment not being permitted to be made pursuant to the Subordination Agreement shall not result in the implementation of the Default Rate or any Default Penalty.

6. Miscellaneous

6.1 This Amendment shall be deemed part of and incorporated into the Note.

6.2 Except as amended hereby, the Note shall remain in full force and effect according to its terms.

6.3 This Amendment shall be governed by and construed in accordance with the laws specified in the original Note.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

COSMOS HEALTH INC.

By:	/s/ Grigorios Siokas
Name:	Grigorios Siokas
Title:	CEO

M2B FUNDING CORP.

By:	/s/ Daniel Kordash
Name:	Daniel Kordash
Title:	President

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